UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Wilber Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WILBER CORPORATION
245 Main Street
Oneonta, New York 13820

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held February 27, 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Wilber Corporation (the “Company”) will be held as follows:

Place:	The Wilber National Bank
254 Main Street
Oneonta, New York 13820

Date:	February 27, 2009

Time:	10:00 a.m.

The Special Meeting will be held for the following purposes:

1.
To approve an amendment to the Company’s Restated Certificate of Incorporation to authorize the issuance of up to 100,000 shares of preferred stock, no par value per share. A copy of the proposed amendment is set forth in Appendix A to the accompanying Proxy Statement.

2.	Such other business as may properly come before the Special Meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 9, 2009 are entitled to notice of, and to vote at, the Special Meeting.

It is important that your shares are represented at the meeting.  Accordingly, please sign, date and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting.  If you do attend the Special Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Joseph E. Sutaris
Secretary

Oneonta, New York
January 30, 2009

THE WILBER CORPORATION

245 Main Street
Oneonta, New York 13820
(607) 432-1700

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
February 27, 2009

Solicitation of Proxies

This Proxy Statement is being furnished to shareholders of The Wilber Corporation (the “Company”) in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) to be used at a special meeting of shareholders (the “Special Meting”).  The
Special Meeting will be held on February 27, 2009, at 254 Main Street, Oneonta, New York 13820, beginning at 10:00 a.m. (local time), and any adjournments thereof.

At the Special Meeting, we will ask shareholders to approve an amendment to the Company’s Restated Certificate of Incorporation to authorize the issuance of up to 100,000 shares of preferred stock, no par value per share.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOPSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.

The Board is soliciting your proxy to vote at the Special Meeting and at any adjournments of the Special Meeting.  Please complete the enclosed proxy card and return it in the enclosed return envelope as soon as possible.  Each of our shareholders has one vote for each share of common stock owned.  The proposed amendment must be approved by a majority of the outstanding shares entitled to vote.

Shareholders of record at the close of business on January 9, 2009, are entitled to receive notice of the Special Meeting and are entitled to vote at the meeting, or at an adjournment of the meeting.  This is known as the “Record Date.” As of the Record Date, there were 10,503,704 shares of the Company’s common stock, par value $.01 per share, issued and outstanding.

In this Proxy Statement, the terms “we,” “our,” “us,” or similar terms refer to the Company.  References in this Proxy Statement to the “Bank” refer to Wilber National Bank, our wholly owned subsidiary.

This Proxy Statement and accompanying Notice of Special Meeting are first being mailed to shareholders on or about January 30, 2009.

IMPORTANT: PLEASE READ THIS PROXY STATEMENT CAREFULLY BEFORE YOU DECIDE HOW TO VOTE. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. WE HAVE ENCLOSED A SELF-ADDRESSED ENVELOPE, WHICH YOU CAN USE

TO RETURN YOUR PROXY CARD.  NO POSTAGE IS REQUIRED IF YOU MAIL THE ENVELOPE IN THE UNITED STATES.

Voting and Revocability of Proxies

If you sign and return a proxy card in the form that the Board is soliciting so we receive it before the polls close at the Special Meeting, your votes will be cast as you have marked on the proxy card, unless you revoke your proxy before the polls close. If you properly sign and return your proxy card but you do not mark on it how you want to vote on any matter, then the Board, as your proxy, will vote your shares in favor of approving the proposed amendment to the Company’s Restated Certificate of Incorporation. We do not know of any other matters that shareholders may present for a vote at the Special Meeting. If any shareholder properly presents any other matter for a vote, including a proposal to adjourn the Special Meeting, the Board members indicated on the proxy card, as the holders of your proxy, may vote on those matters based on their judgment.

If you sign and return the enclosed proxy card, you may revoke it at any time before the polls are closed. If you want to revoke your proxy, you must: (i) sign and deliver a written notice to the Secretary of the Company, at or before the Special Meeting, dated after the date of your proxy, stating that you want to revoke the proxy; (ii) sign and deliver to the Secretary of the Company, at or before the Special Meeting, another proxy card relating to the same shares with a later date; or (iii) attend the Special Meeting and vote in person.  Attending the Special Meeting does not automatically revoke a proxy unless you also take one of the three actions described in the prior sentence. Any written notice revoking a proxy must be delivered to Joseph E. Sutaris, Secretary, The Wilber Corporation, 245 Main Street, Oneonta, New York 13820.

Quorum

If 5,251,853 shares of our common stock are present in person or represented by proxy at the meeting, there will be a quorum, which will allow the Special Meeting to commence.  Once a quorum is present, the Special Meeting can continue even if some shareholders leave the meeting.  If a shareholder is present in person or by proxy but abstains from voting any shares, or if a broker submits a proxy for shares but does not vote those shares, then the shares are counted as present for purposes of determining a quorum. Shareholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election of the Special Meeting.

Required Vote

A majority vote of the shares outstanding and entitled to vote, represented in person or by proxy, is required to approve the proposed amendment to the Company’s Restated Certificate of Incorporation as well as any other matter, that may be presented for a vote at the Special Meeting.

Proxy Cards

If you submit a properly completed proxy card to the Company on the form distributed with this Proxy Statement, it will be voted if received before the voting is closed at the Special Meeting.  The proxy will be voted in the manner directed on the proxy card.  If the proxy card is signed and returned but no directions are given, the proxy will be voted "FOR" the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation.

Solicitation Expenses

The cost of this Proxy Statement and the related proxy solicitation will be borne by the Company.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by other means, without additional compensation.  The Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who were holders of record of shares of the Company’s capital stock or participants in depositories on the Record Date, bear their reasonable expenses for mailing copies of this Proxy Statement and accompanying Notice of Special Meeting and the form of proxy card to the beneficial owners of such shares.

Important Information for Shareholders Whose Stock Is Held in Street Name

If you hold your stock in street name, which means that your stock is held for you in a brokerage account and is not registered on our stock records in your own name, please tell your broker as soon as possible how to vote your shares to make sure that your broker votes your shares before the polls close at the Special Meeting.  If your stock is held in street name, you do not have the direct right to vote your shares or revoke a proxy for your shares unless your broker gives you that right in writing.

Principal Owners of Our Common Stock

The following table provides you with information, to the best of our knowledge, about stock ownership by directors, executive officers, and any person or group known by us to own beneficially more than 5% of our outstanding common stock.  The information is as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage Ownership(2)
The AE & AT Farone Foundation, Inc. 620 Michigan Avenue NE, Washington, DC 20064	808,420	7.70%
Wilber National Bank (3) 245 Main Street, Oneonta, New York 13820	806,131	7.70%
Directors and Executive Officers
Brian R. Wright Director and Chairman of the Company and the Bank	3,433,600	32.69%
Alfred S. Whittet (4) Director and Vice Chairman of the Company and the Bank	16,000	*
Douglas C. Gulotty President & Chief Executive Officer and Director of the Company and the Bank	1,700	*
Mary C. Albrecht (5) Director of the Company and the Bank	4,000	*
Olon T. Archer (6) Director of the Company and the Bank	41,100	*
Thomas J. Davis Director of the Company and the Bank	27,500	*
Joseph P. Mirabito (7) Director of the Company and the Bank	79,000	*
James L. Seward Director of the Company and the Bank	1,600	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage Ownership(2)
Geoffrey A. Smith Director of the Company and the Bank	4,800	*
David F. Wilber, III (8) Director of the Company and the Bank	273,461	2.60%
Joseph E. Sutaris Executive V.P., Chief Financial Officer, Treasurer and Secretary of the Company and the Bank	300	*
Jeffrey C. Lord Regional President (of the Bank), Southern Tier and Hudson Valley	1,800	*
Brian M. Bisaccio Regional President (of the Bank), Northern Tier	0	*
Robert A. Hayes Senior Vice President of Mortgage Lending and Market Development (of the Bank)	0	*
All Company Directors and Executive Officers as a Group (14 persons)	3,884,861	36.99%
(1)   Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is considered a beneficial owner of a security if he / she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing.  "Voting Power" is the power to vote or direct the voting of shares.  "Investment Power" is the power to dispose or direct the disposition of shares.

(2) There are 10,503,704 shares of the Company's stock issued and outstanding as of the Record Date. An asterisk ("*") means that the percentage held is less than 1%.
(3) The Bank acts as Trustee for these shares held for certain customers.
(4) Mr. Whittet owns 8,700 shares directly. Mr. Whittet's spouse owns 7,300 shares.
(5) Ms. Albrecht owns 3,000 shares directly. Ms. Albrecht's spouse owns 1,000 shares to which Ms. Albrecht disclaims beneficial ownership.
(6) Mr. Archer owns 14,400 shares personally and 26,700 shares through a corporation in which he is a 100% owner.
(7) Mr. Mirabito's spouse owns 78,360 shares solely and 640 shares jointly with Mr. Mirabito. Mr. Mirabito retains investment power over all shares to which he claims beneficial ownership.
(8)   Mr. Wilber owns 66,741 shares personally and 58,295 shares as a fiduciary.  Mr. Wilber's spouse owns 90,130 shares personally and 58,295 shares as a fiduciary.  Mr. Wilber disclaims beneficial ownership to his spouse's shares.

PROPOSAL NO. 1
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

The Proposed Amendment

        Our Board of Directors has proposed an amendment (“Proposed Amendment”) to our Restated Certificate of Incorporation to authorize 100,000 shares of preferred stock, no par value per share. Our Restated Certificate of Incorporation currently authorizes only the issuance of common stock. If approved by the Company’s shareholders, the Proposed Amendment will vest in the board of directors the authority to issue the preferred stock in one or more classes or series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any class or series so established. The Proposed Amendment would give the Company’s Board of Directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more classes or series of preferred stock and to determine by resolution the terms of each such class or series. We are asking our shareholders to approve the Proposed Amendment at the Special Meeting. The complete text of the Proposed Amendment is set forth as Appendix A to this Proxy Statement.

Background and Reasons for the Proposed Amendment

In response to the current financial crisis, on October 3, 2008, Congress enacted the Emergency Economic Stabilization Act of 2008 (“EESA”), which includes the Troubled Asset Relief Program (“TARP”). On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced that, using the authority granted to it under TARP, it would make equity investments in healthy banks and bank holding companies pursuant to its Capital Purchase Program (“CPP”). The purpose of the CPP is to increase the flow of financing to businesses and consumers, support the national economy, strengthen market stability and improve the strength of financial institutions.

The Company applied to participate in the CPP on November 7, 2008. Participation in the CPP requires the Company to authorize and issue preferred stock to the Treasury. Under the CPP, the Treasury will purchase preferred stock (“Senior Preferred Stock”) in companies that choose to participate, in amounts ranging from a minimum of 1% to a maximum of 3% of each participating institution’s risk-weighted assets. Qualifying institutions that sell Senior Preferred Stock to the Treasury are expected to use the cash proceeds they receive primarily to fund additional lending activities, though proceeds also may be used by companies for other corporate purposes.

           On December 11, 2008, the Treasury notified the Company that its application to participate in the CPP had been preliminarily approved for $12 million, or approximately 2% of the Company’s risk-weighted assets. Approval of our application does not obligate us to participate in the CPP or to sell any capital stock to the Treasury. We will continue to assess the relative benefits and costs of participation in the CPP and we may still decide not to participate. However, for us to be eligible to participate at all, our shareholders must approve the Proposed Amendment so that the Company is authorized to issue preferred stock. Whether or not we participate in the CPP, if the Proposed Amendment is approved, our Board of Directors will be authorized to issue preferred shares at any time it deems it appropriate to do so, and will be authorized to set the preferences, limitations and relative rights, within legal limits, of such stock.

        In addition to selling preferred stock to the Treasury under the CPP, the Proposed Amendment would permit our Board of Directors to issue preferred stock from time to time in the future for other purposes, and in other transactions, up to the total number of shares authorized by our Restated Certificate of Incorporation. If we found it necessary or desirable to increase our capital in the future, several methods of doing that would be available to us. For example, we could issue and sell new shares of common stock, sell trust preferred securities or, to a limited extent, issue subordinated debt. However, recent unfavorable conditions in the capital markets generally have made it more difficult for financial institutions to increase their capital through sales of common stock and trust preferred securities, and issuing subordinated debt is not as effective a method of increasing capital as the issuance of new equity securities.

We want to emphasize that the Company is in sound financial condition and is considered “well capitalized” under all applicable regulatory capital guidelines. The Company’s application to participate in the CPP is totally voluntary. The Company’s Board of Directors believes that our participation in the CPP will permit the Company to add capital on favorable terms and assist the Company to take advantage of future growth opportunities. We do not presently plan or intend to participate in any transaction involving the issuance of preferred stock other than the Treasury's purchase of Senior Preferred Stock. However, having the authority to issue and sell preferred stock, in addition to common stock, trust preferred securities and debt securities, would give our Board of Directors an additional option and more flexibility in tailoring the terms of the equity securities we can issue to meet specific future market conditions or financing or acquisition opportunities. We believe that it is in the Company’s best interests to allow the Board the flexibility to tailor the specific terms of each series of preferred stock that may be issued in the future to meet specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, without the expense, delay, and uncertainty that would result if a meeting of our shareholders was required to approve each issuance of preferred stock or the terms of each specific series of preferred stock. The Proposed Amendment would give our Board of Directors the maximum amount of flexibility in designing and issuing preferred stock in the future.

Effect of the Proposed Amendment

        If the Proposed Amendment is approved, the Board of Directors will be authorized to issue preferred stock, from time to time, with full, limited or no voting power, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in resolutions adopted by the Board of Directors. The authority of the Board of Directors will include, but is not limited to, the determination of the following with respect to shares of any class or series of preferred stock other than the Senior Preferred Stock:

•	the distinctive designation of and the number of shares (up to the number of shares authorized) of any class or series of preferred stock;

•	the rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or series of stock and the terms and conditions of the conversion or exchange;

•	whether the shares will be subject to redemption, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

•	the rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

•	the voting powers, full or limited, if any, of the holders of the shares.

Possible Anti-Takeover Effects of the Proposed Amendment

The Proposed Amendment could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control of the Company. For example, in the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe is in the Company’s best interests, the Board of Directors will have the ability to issue shares of preferred stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult to complete.

         The authorization to issue preferred stock could also benefit present management.  A potential acquiror may be discouraged from attempting a takeover of the Company because the Board of Directors possesses the authority to issue preferred stock. As a result, members of management may be able to retain their positions more easily.

The Board of Directors does not intend to issue preferred stock for the purpose of implementing any shareholder rights plan or for any other defensive or anti-takeover purpose. Rather, the Board of Directors intends to issue preferred shares only for the purpose of increasing the Company’s earning assets, facilitating acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes that the Board determines to be in the Company’s best interests.

The Proposed Amendment is not in response to any attempt to acquire control of the Company, and we are not aware of any such attempt. The Proposed Amendment is not an effort to make it more difficult to replace incumbent management and is not part of a plan to adopt a series of anti-takeover measures, nor does the Company have any present intention of proposing the adoption of anti-takeover measures in the future.

The Company’s Restated Certificate of Incorporation contains other provisions which could potentially make a change of control of the Company more difficult. These provisions include:

•	the classification of the Board of Directors into three classes, so that each class of directors serves for three years, with one class being elected each year;

•
a supermajority (66 2/3%) shareholder vote requirement for approval of a merger, consolidation, liquidation or dissolution of the Company or the sale or other disposition of all or substantially any of its assets; and

•
the ability of the Board of Directors to consider a number of factors in deciding whether to oppose a tender offer, including the possible impact on the Company’s employees, customers, suppliers, creditors and communities.

The Company’s Board of Directors will ensure that the proposed purchase by the Treasury of the Company’s Senior Preferred Stock and Warrants will not be prohibited by any of the anti-takeover provisions in the Company’s Restated Certificate of Incorporation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT

Terms of the Senior Preferred Stock

The terms of the Senior Preferred Stock as prescribed in the CPP will ultimately be determined by the Treasury. The anticipated terms of the Senior Preferred Stock, based upon information currently available to us, are summarized below and in the term sheet attached to this Proxy Statement as Appendix B. The final terms of our participation in the CPP, including the specific terms of the Senior Preferred Stock and the related warrants, would be set forth in investment agreements and related documents to be issued by the Treasury and executed by us. The general forms of these investment agreements and related documents are available on the Treasury's website, at www.treas.gov/initiatives/eesa/application-documents.

THE COMPANY CAN OFFER NO ASSURANCE THAT THE CONGRESS OR TREASURY WILL NOT CHANGE THE TERMS AND CONDITIONS OF THE SENIOR PREFERRED STOCK, THAT THE TREASURY WILL ALLOW THE COMPANY TO PARTICIPATE IN THE CPP, OR THAT THE COMPANY WILL ELECT TO PARTICIPATE IN THE CPP IF IT IS ACCEPTED BY THE TREASURY.

            General

If our shareholders approve the Proposed Amendment, our Restated Certificate of Incorporation, as amended thereby, would authorize the Company to issue up to 100,000 shares of preferred stock with no par value per share. If the Company participates in the CPP, we will issue 12,000 shares of Senior Preferred Stock for an aggregate purchase price of $12 million. Subject to limitations on use of proceeds that may be specified by the Treasury, we would expect to use the proceeds of the issuance of the Senior Preferred Stock for lending and other general corporate purposes.

        Should our shareholders approve the Proposed Amendment, the Company will file a Certificate of Amendment to our Restated Certificate of Incorporation with respect to the Senior Preferred Stock with the New York Secretary of State, pursuant to the New York Business Corporation Law. This action will permit the Company to issue the Senior Preferred Stock. When issued, the Senior Preferred Stock would have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any unpaid dividends for all prior dividend periods plus a pro rata portion of the dividend for the then-current dividend period to the date of liquidation. The Senior Preferred Stock would not be convertible into our common stock or any other class or series of our securities and would not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. Subject to applicable securities laws, the Treasury would be permitted to sell or transfer the Company’s Senior Preferred Stock at any time.

        Ranking

        The Senior Preferred Stock issued to Treasury would rank senior to the Company's common stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

       Dividends

        Holders of Senior Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Senior Preferred Stock as to payment of dividends, would be entitled to receive cash dividends, payable from assets legally available for such payment. The dividends would be cumulative and payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum applied to the $1,000 liquidation preference per share and would be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on May 15, 2009. The amount of dividends payable per share of Senior Preferred Stock on each dividend payment date would be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The consent of the Treasury would be required for any increase in the dividends paid on the Company’s common stock until the earlier of: (i) the third anniversary of the date of issue of the Senior Preferred Stock; and (ii) the date on which the Senior Preferred Stock has been redeemed in whole or the Treasury has transferred all Senior Preferred Stock to third parties.

        The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

         Conversion Rights

        The Senior Preferred Stock would not be convertible into shares of any other class or series of our stock.

       Redemption

        The Senior Preferred Stock would not be redeemable prior to the third anniversary of the date of issuance, except with the proceeds of a qualified equity offering that results in proceeds to the Company of not less than 25% of the issue price of the Senior Preferred Stock. As prescribed by the Treasury, a qualified equity offering is the sale by us for cash, following the date of issuance of the Senior Preferred Stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines. On any date after the third anniversary of the date of issuance, we may redeem the Senior Preferred Stock in whole or in part. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of Senior Preferred Stock would have no right to require the redemption or repurchase of the Senior Preferred Stock. Under the risk-based capital guidelines applicable to bank holding companies, any redemption of the Senior Preferred Stock would be subject to the Federal Reserve’s prior approval.

       Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive an amount per share equal to the fixed liquidation preference of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior dividend periods plus a pro rata portion of the dividend for the then-current dividend period to the date of liquidation. Holders of the Senior Preferred Stock would be entitled to receive the liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Senior Preferred Stock.

        If the Company’s assets are not sufficient to pay the total liquidation amount in full to all holders of Senior Preferred Stock and all holders of any shares of our stock ranking as to any such distribution on parity with the Senior Preferred Stock, the amounts paid to the holders of Senior Preferred Stock and to such other shares would be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Senior Preferred Stock has been paid in full to all holders of Senior Preferred Stock and the liquidation preference of any other shares having parity with the Senior Preferred Stock has been paid in full, the holders of common stock or any other shares ranking, as to such distribution, junior to the Senior Preferred Stock would be entitled to receive all of our remaining assets according to their respective rights and preferences.

        Voting Rights

        Except as indicated below or as otherwise required by law, the holders of Senior Preferred Stock would not have any voting rights, other than class voting rights on: (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock; (ii) any amendment to the rights of the Senior Preferred Stock; or (iii) certain mergers, exchanges or similar transaction that would adversely affect the rights of the Senior Preferred Stock. If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock will have the right to elect, together with any voting parity stock, two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

        Regulatory Capital Treatment

        We expect the Senior Preferred Stock will qualify as Tier I capital under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies.

        Transferability

        The Senior Preferred Stock would not be subject to any contractual restrictions on transferability, and we will be obligated to file a shelf registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, covering the resale of the Senior Preferred Stock by the Treasury. We would also grant to the Treasury piggyback registration rights for the Senior Preferred Stock and take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Stock, including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Stock on a national securities exchange. The Treasury may transfer the Senior Preferred Stock to third parties at any time.

Additional Terms of the Capital Purchase Program

         Limits on Executive Compensation

        As a condition to participation in the CPP, the Company and its senior executive officers must agree to limits on executive compensation. Specifically, the Company must:

•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

•	require reimbursement of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make certain employment severance payments, generally referred to as "golden parachute payments" (as defined in the Internal Revenue Code) to any such executive; and

•	agree to not deduct for tax purposes any executive compensation in excess of $500,000 annually for each such executive.

Additionally, the Company and its senior executive officers covered by EESA must waive and release the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Treasury on or prior to the date of issue to carry out the provisions of such law. We expect that each executive officer will agree in writing to be bound by the applicable CPP restrictions on compensation during any period that he or she is a senior executive officer and the Treasury holds an equity or debt position acquired through the CPP.

        Warrants

        Under the CPP, in addition to the Senior Preferred Stock, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Senior Preferred Stock on the date of issuance. The initial exercise price of the warrants, and the market price for determining the number of shares of common stock subject to the warrants, would be the market price for the Company’s common stock on the date of issuance of the Senior Preferred Stock (calculated on a twenty-day trailing average), subject to certain anti-dilution adjustments. The warrants would have a term of ten years and would be immediately exercisable upon issuance. The Treasury would agree not to exercise any voting power with respect to any shares of common stock issued upon exercise of the warrants, but the warrants would, subject to certain restrictions, be transferable, and the transferee may not be subject to any restrictions on voting rights. The number of shares subject to the warrants would be reduced by 50% if, prior to December 31, 2009, we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Stock in a qualified equity offering. To the extent we redeem the Senior Preferred Stock held by the Treasury, we would have a right to repurchase any warrants or any common stock issued upon exercise of the warrants and held by the Treasury at fair market value.

Certain Effects of Participation in the Capital Purchase Program

         Rights of Existing Common Shareholders

        The Company currently has only one class of capital stock and that is common stock. If the Company participates in the CPP, the rights of its common shareholders would generally not be affected, except that the Treasury's ownership interest in the Company would be a preferred interest and would entitle the Treasury to certain preferences over the common stock shareholders. Issuance of Senior Preferred Stock would give its holders the right, in case we are ever liquidated, to be paid the liquidation value of the Senior Preferred Stock out of our residual assets before any payment is made to the common shareholders. All dividends due on the Senior Preferred Stock would have to be paid before any dividends could be paid on our common stock. The issuance of the Senior Preferred Stock and warrants to purchase shares of our common stock may reduce our earnings per share of common stock, which could negatively affect the Company's common stock price. Also, the amount of our common stock dividends could not be increased in the first three years that the Treasury owns the Senior Preferred Stock without the consent of the Treasury. If we do not pay the dividends on the

Senior Preferred Stock in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors to our Board of Directors. That right would continue until all past dividends on the Senior Preferred Stock are paid in full for four consecutive dividend periods.

  Dilution of Common Shareholders

        Because the preferential liquidation amount of the Senior Preferred Stock would equal its gross purchase price, the issuance of the Senior Preferred Stock would not change the tangible book value of our common stock, pro rated between the Senior Preferred Stock and our common stock on the basis of their relative tangible book value. Because the Senior Preferred Stock's claim on our earnings would be limited to a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount required to pay dividends due on the Senior Preferred Stock or not. As noted above, we would not be able to pay dividends on our common stock unless we had paid all dividends due on the Senior Preferred Stock.

        If we issue Senior Preferred Stock to the Treasury, we would also have to issue to the Treasury warrants to purchase shares of our common stock for an exercise price equal to the average closing price of our stock for the 20 trading days immediately proceeding the date on which we sign the agreement to sell the Senior Preferred Stock to the Treasury. On December 3, 2008, the closing price of our common stock was $ 6.54. The warrants would expire the earlier of when they are exercised or ten years from the date of issue. If the warrants are exercised at any time when the exercise price is less than the tangible book value of the shares received, the exercise would be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution would depend on the number of common shares issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.

         Registration Rights

        If we sell Senior Preferred Stock and warrants to the Treasury, the Treasury will be permitted to transfer these securities to a third person at any time, and, therefore, we would be required to grant registration rights to the Treasury. Those rights require us, at our expense, to register with the SEC some or all of our securities that are held by the Treasury in order to permit the Treasury to make a public offering of those securities whenever it wishes. We will also be required to grant the Treasury “piggyback” registration rights giving Treasury the right to include its Senior Preferred Stock, the warrants and the common stock underlying the warrant in any separate registration of our securities with the SEC. The out-of-pocket cost to us of doing so, as well as the indirect cost of the time that would have to be spent by our personnel, could be substantial.

Pro Forma Financial Information

        The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2007, and for the nine-months ended September 30, 2008, shows effects of a $12 million issuance of Senior Preferred Stock to the Treasury pursuant to the CPP. The pro forma financial data presented below may change materially if the Company elects to issue a lesser amount of  Senior Preferred Stock, or if the timing and utilization of the proceeds, as well as certain other factors including the strike price of the warrants, any subsequent changes in the Company's common stock price, and the discount rate used to determine the fair value of the Senior Preferred Stock changes.

Accordingly, we can provide no assurance that the pro forma scenario included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Proposed Amendment.

The Wilber Corporation
Pro Forma Condensed Consolidated Balance Sheet Data and Capital Ratios

(Dollars in thousands)	September 30, 2008

Balance Sheet Data:	Actual	Proforma (1)
Total assets	888,218	900,218
Total liabilities	818,421	818,421
Total stockholders’ equity	69,797	81,797

Capital Ratios:
Tier 1 capital ratio	10.64%	12.56%
Total risk-based capital ratio	11.84%	13.75%
Tier 1 leverage ratio	7.39%	8.76%
Equity to assets ratio	7.86%	9.09%

(1) (1) Reflects the impact of the issuance of $12 million of Senior Preferred Stock and the related warrants to purchase 275,229 of the Company's common shares to the Treasury under the CPP.

Delivery of Documents to Shareholders Sharing an Address

In some instances, only one proxy statement is being delivered to two or more shareholders who share an address. The Company has not received contrary instructions from any shareholder. However, the Company will promptly deliver additional copies of its proxy statement to any shareholder who makes such a request. Any shareholder who wishes to receive separate copies of the proxy statement in the future may notify Joseph E. Sutaris, Secretary, The Wilber Corporation, 245 Main Street, Oneonta, New York 13820.. Alternatively, any shareholders sharing an address who are receiving multiple copies of the proxy statements may also notify Mr. Sutaris to request delivery of only one copy.

Other Matters

It is not expected that any matter not referred to herein will be presented for a vote at the Special Meeting.  If any other matters are properly brought before the Special Meeting, the persons named in the proxies or authorized substitutes will have discretion to vote on such matters in accordance with their best judgment.

Incorporation by Reference

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this Proxy Statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any of the information incorporated by reference into this Proxy Statement.

We incorporate herein by reference the following information filed with the SEC:

1)           The Company’s audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 12, 2008, together with the supplemental financial information, management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in such Annual Report on Form 10-K; and

2)           The Company’s unaudited consolidated financial statements and the notes thereto included in the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2008, June 30, 2008, and September 30, 2008, as filed with the SEC on May 9, 2008, August 6, 2008, and November 10, 2008, respectively, together with the management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in such Quarterly Reports on Form 10-Q.

A copy of any of the above referenced documents will be furnished, without charge, by writing to the Corporate Secretary, The Wilber Corporation, 245 Main Street, Oneonta, New York 13820. Such documents are also available on the Company’s website at www.wilberbank.com. Click on “About Us,” “The Wilber Corporation” and “SEC Filings.”

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

By Order of the Board of Directors

Joseph E. Sutaris
Secretary

Oneonta, New York
January 30, 2009

Appendix A

AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
OF
THE WILBER COPORATION

The text of paragraphs “3” and “4” of our Restated Certificate of Incorporation is deleted and replaced in its entirety with the following:

3.           The total authorized capital stock of the corporation shall be 16,100,000  shares, consisting of 16,000,000 shares of common stock and 100,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall have a par value of $.01. The shares of preferred stock of each class or series shall be without par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

4.           The Board of Directors of the corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of preferred stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of preferred stock, the Board of Directors is expressly authorized to determine:

(a)           The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(b)           The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(c)           The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the corporation;

(d)           Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)           Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)           The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(g)           Whether or not the shares of the class or series will have priority over, parity with, or be junior to, the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of preferred stock or common stock ranking junior to the shares of the class or series;

(h)            Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(i)            Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

Appendix B
TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFP”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank,” “U.S. savings association,” “U.S. BHC” and “U.S. SLHC” mean a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:                      United States Department of the Treasury (the “UST”)

Size:	QFIs may sell preferred stock to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pan passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital

Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on

Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:
The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends.”

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior  executive officers covered by the EESA shall modify or terminate all  benefit plans, arrangements and agreements (including golden parachute  agreements) to the extent necessary to be in compliance with, and  following the closing and for so long as UST holds any equity or debt  securities of the QFI, the QFI shall agree to be bound by, the executive  compensation and corporate governance requirements of Section 111 of  the EESA and any guidance or regulations issued by the Secretary of the  Treasury on or prior to the date of this investment, to carry out the  provisions of such subsection. As an additional condition to closing, the  QFI and its senior executive officers covered by the EESA shall grant to  the UST a waiver releasing the UST from any claims that the QFI and  such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans,  arrangements and agreements to eliminate any provisions that would not  be in compliance with the executive compensation and corporate  governance requirements of Section 111 of the EESA and any guidance  or regulations issued by the Secretary of the Treasury on or prior to the  date of this investment to carry out the provisions of such subsection.

  Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction.” The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:                                    10 years

Exercisability:                      Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

REVOCABLE PROXY
THE WILBER CORPORATION

PLEASE MARK VOTES AS IN THIS EXAMPLE:         [X]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the Board of Directors of The Wilber Corporation, or their successors in office, Proxies, with full power of substitution, to represent and vote all the shares of common stock of The Wilber Corporation held of record by the undersigned on January 9, 2009 at the Special Meeting of shareholders to be held on February 27, 2009 upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting or any adjournment thereof.  Said Proxies are directed to vote or refrain from voting as marked hereon upon the matters listed herein, and otherwise in their discretion.

	For	Against	Abstain
1. To amend the Company’s Restated Certificate of Incorporation to authorize the issuance of up to 100,000 shares of preferred stock, no par value per share.	☐	☐	☐

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

If you plan to attend the Special Meeting, please check here ☐. This will enable us to effectively prepare for the meeting.

Signature _________________         Signature if held jointly _________________       Date _____________________

     Detach above card, sign, date and mail in postage-paid envelope provided.
THE WILBER CORPORATION

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS.  IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT AND DISCRETION.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.  THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

PLEASE ACT PROMPTLY – SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.